UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 1, 2011, Progress Software Corporation (the “Company”) issued a press release announcing that Richard D. Reidy, President and Chief Executive Officer, will leave the Company when his successor is named. The Company further announced that at the request of the Company’s Board of Directors, Mr. Reidy will continue as President and Chief Executive Officer of the Company until his successor commences employment. Mr. Reidy will also continue to serve on the Company’s Board of Directors until his departure date. An external search for Mr. Reidy’s successor will be initiated immediately.
In connection with the announcement of Mr. Reidy’s departure, the Company and Mr. Reidy entered into an amendment (the “Amendment”) to his existing Severance Agreement, dated as of October 13, 2009 (the “Existing Separation Agreement”). The Existing Separation Agreement provides Mr. Reidy with various payments and benefits upon a termination of Mr. Reidy’s employment with the Company, as described in the Existing Separation Agreement.
The Amendment provides that the Company and Mr. Reidy have mutually agreed that Mr. Reidy’s employment as President and Chief Executive Officer shall terminate and that such termination of employment shall entitle Mr. Reidy to the payments and benefits set forth in the Existing Separation Agreement. However, at the request of the Company, Mr. Reidy has agreed to remain as President and Chief Executive Officer of the Company until the earlier of (i) the date Mr. Reidy’s replacement commences employment with the Company, (ii) the date Mr. Reidy is found by a physician of the Company’s choosing to be mentally or physically disabled, (iii) ten (10) days after the Company provides notice to Mr. Reidy of the decision to terminate his employment or (iv) ten (10) days after Mr. Reidy provides notice to the Company of the decision to terminate his employment (the “Interim Service Period”).
During the Interim Service Period, the Company will continue to pay Mr. Reidy all compensation and benefits as in effect as of the date of the Amendment. During the Interim Service Period, all unvested stock options and shares of restricted equity will continue to vest in accordance with the terms of the grants. Termination of the Interim Service Period for any reason will not impact Mr. Reidy’s right to receive the rights and benefits set forth in the Existing Separation Agreement.
The Amendment further provides that in consideration for Mr. Reidy’s agreement to remain with the Company during the Interim Service Period, upon termination of employment, the Company will extend the period of time following the termination of Mr. Reidy’s employment during which he may exercise vested stock options by twelve months so that he will have a total of fifteen months following termination of employment during which to exercise his vested stock options. In no event will this extended exercise period extend beyond the original expiration date of any stock option. This extended exercise period will not apply if Mr. Reidy voluntarily terminates the Interim Service Period prior to February 29, 2012.
The Existing Separation Agreement provides that upon the termination of Mr. Reidy’s employment and the execution by Mr. Reidy of a standard release of claims, Mr. Reidy will be entitled to receive twenty-four months of his total target compensation, which will be paid out monthly over a twenty-four month period. Mr. Reidy’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) will also continue for twenty-four months. In addition, any unvested options and restricted equity held by Mr. Reidy as of the date of the termination that would have vested during the two-year period following such date if Mr. Reidy had remained employed by the Company, will automatically vest.
In connection with the modifications to Mr. Reidy’s stock options and restricted equity provided by the Existing Separation Agreement and Amendment, the Company expects to recognize stock-based compensation expense of between approximately $4.5 million and $5.5 million, with a significant portion of this expense to be recognized in the third quarter of fiscal year 2011 and the remaining portion to be recognized over Mr. Reidy’s remaining employment period. In addition, in connection with the cash severance payments and employee-related benefits to be paid to Mr. Reidy under the Existing Separation Agreement, the Company expects to incur an aggregate pre-tax charge of approximately $2.5 million in the third quarter of fiscal year 2011.

The Amendment and the Existing Separation Agreement were approved by the Board of Directors of the Company upon the recommendation of the Compensation Committee and following consultation with the Company’s independent compensation consultant. The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and the Existing Separation Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K/A filed on October 19, 2009, both of which are incorporated herein by reference.
In connection with the announcement of Mr. Reidy’s departure, the Board of Directors also designated a new standing committee of the Board, referred to as the Executive Committee, consisting of three non-employee directors, Barry N. Bycoff, Charles F. Kane and Michael L. Mark. The primary purpose of the Executive Committee will be to consult with Mr. Reidy during the Interim Service Period with respect to matters outside of the day-to-day operation of the business of the Company.

Item 7.01	Regulation FD Disclosure
As described above under Item 5.02, the Company expects to recognize stock-based compensation expense of between approximately $4.5 million and $5.5 million in connection with the modifications to Mr. Reidy’s stock options and restricted equity provided by the Existing Separation Agreement and Amendment. The Company expects to recognize a significant portion of this expense in the third quarter of fiscal year 2011, with the remaining portion to be recognized over Mr. Reidy's remaining employment period. In addition, in connection with the cash severance payments and employee-related benefits to be paid to Mr. Reidy under the Existing Separation Agreement, the Company expects to incur an aggregate pre-tax charge of approximately $2.5 million in the third quarter of fiscal year 2011. The expenses associated with Mr. Reidy’s termination of employment were not taken into account in the Company’s guidance with respect to the third quarter of fiscal year 2011 or the full fiscal year 2011 as contained in the Company’s press release announcing financial results for the second quarter of fiscal year 2011 issued on June 28, 2011.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Severance Agreement, dated as of October 13, 2009, between Progress Software Corporation and Richard D. Reidy (incorporated herein by reference to Exhibit 10.1 to Progress Software Corporation’s 8-K/A filed on October 19, 2009)

10.2	Letter Agreement, dated July 31, 2011, amending Separation Agreement, dated as of October 13, 2009, between Progress Software Corporation and Richard D. Reidy (filed herewith)

99.1	Press release issued by Progress Software Corporation, dated August 1, 2011 (filed herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2011	Progress Software Corporation

	By:	/s/ Charles F. Wagner

Charles F. Wagner
Executive Vice President, Finance and Administration and Chief Financial Officer